EXHIBIT 99.2

On August 4, 2016, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporations 2016 Second Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time, if you have a question, you will need to press star and one on your push button phone. As a reminder, this conference call is being recorded today. A replay will be accessible at www.inTEST.com.

It is now my pleasure to turn the call over to inTEST Investor Relations, Laura Guerrant. Please go ahead.

Laura Guerrant-Oiye:

Thank you operator. Thank you for joining us for inTEST's 2016 second quarter financial results conference call. With us today are Robert Matthiessen, President and CEO, Hugh Regan, Treasurer and Chief Financial Officer, and Jim Pelrin, Executive Vice President. Mr. Matthiessen will briefly review highlights from the second quarter, as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the third quarter of 2016. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy may be obtained on inTEST's website, www.inTEST.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, our ability to implement and execute the 2015 repurchase plan, changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time-to-time in the company's SEC filings, included, but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof, or to reflect the occurrence of anticipated or unanticipated events.

With that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thank you, Laura. Welcome everyone to our 2016 second quarter conference call. I will review some of the highlights, our markets and what we are seeing in our customer base. Then Hugh will review will review the financial results in detail.

We again reported strong financial results. Second quarter revenue growth was fueled across all of our product lines, driven most notably the automotive sector of the semiconductor market, coupled with demand created by next generation smart phones. Gross margin and net income also increased substantially over the last quarter, with gross margin exceeding our guidance range.

In our thermal products segment, order expansion continued throughout the quarter as well, increasing 28% sequentially, based upon strength from our thermal products segment, our largest and most profitable division. We have strategically diversified this segment, resulting in new opportunities in industrial testing and broadening our end market penetration into applications in various growth markets, including automotive, consumer electronics, military aerospace, energy, industrial and telecommunications. In addition, new product offerings have opened industrial markets outside of tests for both OEM and end user applications.

Thermal product segment bookings for the second quarter were $8.2 million, a 60% increase compared with the $5.1 million for the first quarter. Q2 thermal segment revenues were $5.6 million, up 8% compared with the first quarter's revenues of $5.2 million. Business was very strong in both the North American and Asian markets.

The upsurge in optical transceiver business in Asia continued throughout the quarter, as did orders from major semiconductor companies. Both semiconductor and military/aero markets provided increased business in North America over the previous quarter.

Thermal highlights for the quarter included: a major telecom company that purchased nine ThermoSpot systems, which is a new product; a major military/aerospace organization purchased nine systems for expansion of an automated test cell; and three major telecom companies purchased 58 systems for 40 and 100 gigabyte production.

With regard to our Process Chiller Systems, a chiller OEM purchased their fifth system, and a major defense organization purchased multiples phases of a new chiller design.

Turning now to our recently reorganized EMS Products division, the EMS Product business experienced some softness in the second quarter compared with the previous quarter, primarily due to the continued consolidation wave among our customer base - specifically the merging of a number of major IDM's, which slowed orders during the integration process. While orders were down slightly in both Mechanical and Electrical, revenues were up significantly. The strength of smart phone and automotive markets were major drivers for the business, and we expect the strength in the automotive business to continue throughout the year.

Although Q2 Mechanical Products segment bookings of $2.4 million were down 8% from the $2.6 million reported in Q1, mechanical sales of $2.7 million grew 38% over the $1.9 million reported last quarter. Similarly, while Q2 Electrical Products segment bookings of $2.0 million were down 5% compared with $2.1 million in the first quarter, electrical revenues of $2.2 million increased 46% over Q1's $1.5 million.

EMS highlights for the quarter included: a major Japanese IDM who purchased six sets of docking and interface hardware for the initial rollout of a new tester platform; a major subcontractor in Southeast Asia purchased seven new wafer sort interfaces; a new customer in New York State purchased Intellidock docking hardware; and a major IDM approved the inTEST design final test interface to test package automotive radar.

In summary, key drivers for inTEST are the embryonic growth of the "Internet of Things", the surging use of sophisticated electronics in automobiles, continued growth of telecommunications and internet backbone, and the drive for improved semi device packaging. By continually responding to the changes in our industry, we are optimally positioned to meet the needs of our customers as their technical roadmaps evolve.

Our long-term objectives center on diversified growth through acquisition. This is not changed. As we noted in our press release, we began due diligence on an acquisition opportunity in the second quarter with whom we had executed an LOI late in the first quarter of 2016. We had essentially completed our due diligence and deal documents on the transaction, which had been scheduled to close on August 1, 2016. Two weeks ago, we were informed by the target that they had reconsidered and no longer wished to sell their company. We will continue to look for strategic opportunities, as we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place.

With that, I'd like to turn the call over to Hugh.

Hugh Regan:

Thanks Bob. Second quarter 2016 end-user net revenues were $9.7 million or 93% of net revenues, compared to $8.2 million or 94% of net revenues in the third quarter. OEM net revenues were $770,000 or 7% of net revenues, up from $493,000 or 6% for the first quarter. Net revenues for markets outside of semiconductor tests were $2.5 million or 24% of net revenues, compared with $2.6 million or 30% of net revenues in the first quarter.

The company's second quarter gross margin was $5.3 million or 51%, as compared with $4.1 million or 47% in the first quarter. The improvement in the gross margin was primarily the result of both a decline in our fixed manufacturing costs, as well as a more favorable absorption of these manufacturing costs. Our fixed manufacturing costs declined by $95,000, or 7% sequentially, due to reduced salary and benefit costs, as well as lower levels of facility-related costs. This reduction accounted for approximately 25% of the gross margin improvement. The balance of the Q2 2016 gross margin improvement was the result of better absorption of our fixed manufacturing costs, due to the sequential growth in revenues, with our fixed manufacturing costs reducing from 16% of revenues in Q1 to 12% in Q2. Partially offsetting this decrease was a slight increase in our consolidated component material costs, which grew from 33.8% in the first quarter to 34.6% in the second quarter.

The increase in our consolidated component material costs was a result of an increase in our component material costs in our Thermal and Electrical Products segments. Our Thermal Products segment's component material costs increased from 30% in the first quarter to 32.4% in the second quarter, while our Electrical Products segment saw its component material costs increase from 33.2% to 36.8% sequentially. The increases were both the result of a less favorable product mix and customer mix in the second quarter as compared to the first.

These increases were partially offset by a reduction in our Mechanical Products segment's component material costs, which declined from 44.3% in the first quarter to 37.5% in the second quarter. The reduction in our Mechanical Products segment's Q2 component material costs was the result of a more favorable product mix, with lower margined manipulator products reducing from 43% of first quarter segment revenues to 27% of second quarter segment revenues.

Selling expense was $1.5 million for the second quarter, compared to $1.3 million in the first quarter, an increase of $136,000 or 10%. The increase was primarily driven by higher levels of commission expense resulting from the increased revenues. In addition, there were increased costs for advertising and travel.

Engineering and product development expense was $982,000 for the second quarter, compared to $991,000 for the first quarter, a decrease of just 1% sequentially. The decrease was related to reduced salary and benefit expense, which was partially offset by increases in product development costs in our thermal product segment, and increased patent costs in our Thermal and Mechanical Products segments.

General and administrative expense was $2.1 m mechanical products segment for the second quarter, compared to $1.6 million in the first quarter, an increase of $500,000 or 30%. As Bob previously noted, our second quarter G&A expense included $456,000 or $0.04 per diluted share in acquisition related expenses. First quarter general and administrative expense included $99,000 worth of restructuring costs related to a reduction of force completed in our mechanical products segment in early January. When adjusted to remove these items, second quarter G&A expenses increased $143,000 or 9% from the first quarter. This increase was the result of higher levels of stock based compensation expense related to restricted stock awards granted to our three independent directors, which fully vested upon their re-election to our board at our June 29, 2016 annual meeting.

Other income was $18,000 for the second quarter, compared to $28,000 for the first quarter. The reduction in other income is primarily the result of reduced foreign exchange translation gain in the second quarter, as compared to the first quarter.

We accrued an income tax expense of $263,000 in the second quarter, compared to $43,000 accrued in the first quarter, and our effective tax benefit was 35% in both quarters. At June 30, 2016 our deferred tax assets were $1.1 million and our remaining net loss carry-forward was $1.4 million for domestic, primarily California, and $2,016 for foreign related to our German operation. We expect our tax rate for the balance of 2016 to be in the range of 34 to 36%.

Second quarter net income was $486,000, or $0.05 per diluted share, compared with first quarter net income of $81,000 or $0.01 per diluted share. Diluted average shares outstanding were 10,311,000 at June 30. We initiated our stock buyback on December 1, and during the quarter ended June 30, 2016, we repurchased 76,037 shares at a net cost of $297,000 or $3.91 per share. As of June 30, 2016 we had repurchased a cumulative total of 232,059 shares or just over 2% of our outstanding common stock, at a net cost of $919,000 or $3.96 per share. We had suspended our stock buyback in May 2016 as we commenced significant due diligence on an acquisition opportunity that had been expected to close on August 1, 2016. We currently expect to resume repurchasing our shares upon the filing of our 10-Q on or about August 12, 2016(FN).

Amortization and depreciation expense was $144,000 for the second quarter, and EBITDA was $882,000 for the second quarter, up from $273,000 in EBITDA for the first quarter.

Consolidated headcount at the end of June, which includes temporary staff, was 117, and an increase of 2 from the level we had at March 31.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the first quarter were $25 million, up $52,000 from March 31. We currently expect cash and cash equivalents to increase for the balance of 2016, excluding the impact of any potential acquisition.

Accounts receivable increased by $1.4 million to $6.4 million at June 30, driven by higher levels of shipments during the second quarter.

Inventory decreased slightly by $140,000 to $3.3 million at June 30.

Capital expenditures during the second quarter were $126,000, up from $38,000 in the first quarter and represented new computer hardware related to a company-wide system upgrade, and additions to our leased product inventory in our German operation.

Bob provided consolidated and segment revenue and booking data earlier in the call, and the backlog at the end of June was $5.7 million, up from $3.5 million at the end of March.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended September 30, 2016 will be in the range of $9.5 million to $10.5 million, and that net earnings will range from $0.03 to $0.07 per diluted share. We currently expect that our Q3 2016 product mix will be consistent with Q2, and that the third quarter gross margin will range from 48% to 51%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

The floor is now open for your question. If you have a question, you will need to press star and one on your push button phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Again, to ask a question, please press star one.

At this time, we have no questions. I will now turn the floor back over to Mr. Robert Matthiessen for any additional or closing remarks.

(FN) Revised to reflect the correct filing date.

[Non-material closing remarks omitted]

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